Intersil Corporation
1001 Murphy Ranch Road

Milpitas,  CA    95035

Exhibit 10.1

March 11, 2013

Mr. Necip Sayiner

5621 Clarion Cove

Austin TX 78746

Employment Agreement

Dear Necip:

Intersil Corporation (“Intersil” or the “Company”) is pleased to offer you employment as the President and Chief Executive Officer of Intersil on the terms set forth below.  This agreement (the “Employment Agreement”) is effective as of March 14, 2013 (the “Effective Date”).

1.	Positions.
(a)	You will be employed by Intersil on an at-will basis pursuant to the terms of this Employment Agreement as its President and Chief Executive Officer.
(b)

            You will have overall responsibility for the management of Intersil’s day-to-day operations and will report directly to the Board of Directors of the Company (the “Board”).  You will also be nominated for election to the Board.  You will be expected to devote your full working time (other than vacation and sick time) and attention to the business of Intersil and its subsidiaries, and you will not render services to any other business without the prior written approval of the Board or, directly or indirectly, engage or participate in any business that is competitive in any manner with the business of Intersil or its subsidiaries; provided, however, that to the extent such services do not interfere in any material way with your duties or responsibilities to Intersil and its subsidiaries, you may (i) serve on the boards of directors of non-profit organizations and (ii) with the written consent of the Board, serve on the boards of directors of for-profit entities.  You will also be expected to comply with and be bound by Intersil’s operating policies, procedures and practices that are from time to time in effect during your employment.  Your principal location of employment will be at Intersil’s offices in Milpitas, California. It is expected that you will relocate your family to the San Francisco Bay Area by September 2014.  In the event that you are unable to arrange satisfactory educational facilities for your daughters in the San Francisco Bay Area, you reserve the right to extend this relocation until September 2015.

2.

            Base Salary.   Your initial base salary will be $640,000 per year, payable in accordance with Intersil’s normal payroll practices with such payroll deductions and withholdings as are required by law.  Your base salary will be reviewed on an annual basis by the Compensation Committee of the Board (the “Compensation Committee”) and may be increased from time to time, in the sole discretion of the Compensation Committee, but in no event shall your base salary be reduced below the initial base salary amount set forth herein.  Your base salary as adjusted shall be referred to herein as your “Base Salary.”

3.	Bonus. You will be eligible to receive a target annual bonus of $736,000, to be determined on an annual basis by and at the sole discretion of the Compensation Committee (the “Target Bonus”).
4.

            Equity Compensation.  Subject to the terms and conditions of the Company’s equity compensation plans (as may be in effect from time to time), the Compensation Committee may, in its sole discretion, from time to time, grant you stock options, deferred stock units (“DSUs”), performance-based stock units under which the ultimate number of stock units earned depends on a measure of Company performance established by the Compensation Committee at the time of the initial stock unit grant (Market Stock Units (“MSUs”)) and other equity compensation awards.    Your new hire equity awards will include 433,000 DSUs and 433,000 MSUs, the terms of which will be set forth in award agreements substantially in the forms attached hereto as Exhibit A and Exhibit B.  The Award Date for the DSUs and the MSUs will be the first trading day of the month following your date of hire, or your date of employment if you start your employment on the first trading day of the month.

5.	Other Benefits. You will be eligible for 4 weeks vacation per year, health insurance, 401(k), employee stock purchase plan and other benefits offered to all Intersil senior executives.
6.

            Indemnification.  The Company agrees to enter into an agreement to indemnify you and hold you harmless to the fullest extent permitted by applicable law and under the bylaws of the Company against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorneys’ fees), losses and damages resulting from your performance of your duties and obligations to the Company. The Company shall cover you under directors and officers liability insurance both during and after the term of your employment in the same amount and on the same terms as the Company covers its other active officers and directors.

7.	Employment and Termination. Your employment with Intersil may be terminated by you or by Intersil at any time for any reason as follows:
(a)

            You may terminate your employment upon written notice to the Board at any time in your discretion without reason (“Voluntary Termination”); provided that you give Intersil 60 days written notice.  The Board in its sole discretion may waive the 60-day notice provision and in such event your Voluntary Termination shall be effective on an earlier date determined by the Board.

(b)

            You may terminate your employment upon written notice to the Board following the occurrence of any of the following events without your advance written consent: (i) any material and substantial diminution of your duties and authorities, (ii) a demotion from the office of Chief Executive Officer and/or President, (iii) removal by Intersil from your position as a Director of the Company (other than due to your disability (as defined below) or for a reason that would constitute a Termination for Cause as set forth below), or (iv) any failure by

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Intersil to comply with the material terms of this Employment Agreement (“Involuntary Termination”).  Prior to terminating your employment due to an Involuntary Termination, you must (1) provide the Company with written notice within sixty (60) days after the first occurrence of the event giving rise to an Involuntary Termination setting forth the basis for your termination, (2) allow the Company at least thirty (30) days from receipt of such written notice to rescind or cure such event (the “Cure Period”), and (3) if such event is not reasonably cured within the Cure Period, your termination must be effective not later than ninety (90) days after the expiration of the Cure Period and in any event not later than two (2) years following the first occurrence of the event giving rise to an Involuntary Termination.

(c)

            Intersil may terminate your employment upon written notice to you at any time following a determination by the Board that there is “Cause” for such termination (“Termination for Cause”).  “Cause” means (i) your conviction of, or plea of guilty or nolo contendre to, a felony which constitutes a crime involving moral turpitude and results in material harm to Intersil or any of its affiliates; (ii) a judicial determination that you have committed fraud, misappropriation or embezzlement against Intersil or any affiliate thereof; or (iii) your willful or gross and repeated misconduct in the performance of your duties in each instance so as to cause material harm to Intersil or any of its affiliates and which is not cured within 30 days from the date Intersil sends you written notice of such willful or gross and repeated misconduct.

(d)

            Intersil may terminate your employment upon written notice to you at any time in the sole discretion of the Board without a determination that there is Cause for such termination (“Termination without Cause”).

(e)

            Your employment will automatically terminate upon your death and Intersil may terminate your employment upon written notice to you at any time due to your disability as determined by the Board (“Termination for Death or Disability”); provided that “disability” shall mean that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

If requested by Intersil, you will resign (in writing) your position as a Director of the Company and any other positions you hold with the Company or its subsidiaries upon any termination of your employment.

8.

            Separation Benefits. Upon termination of your employment with Intersil for any reason, you will receive payment for all unpaid salary and vacation accrued to the date of your termination of employment; and your benefits will be continued under Intersil’s then existing benefit plans and policies for so long as provided under the terms of such plans and policies and as required by applicable law.  Subject to your compliance with Sections 10 and 11, under certain circumstances, you will also be entitled to receive severance benefits as set forth below, but you will not be entitled to any other compensation, award or damages with respect to your employment or termination (except to the extent you are entitled to benefits under your Executive Change in Control Severance Benefits Agreement with Intersil dated as of even date herewith, as amended (the “Severance Benefits Agreement”), which benefits shall be in lieu of any benefits provided below, in the event of a Covered Termination (as defined in the Severance Benefits Agreement)).

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(a)

            In the event of your Voluntary Termination or Termination for Cause, you will not be entitled to any cash severance benefits, additional vesting of shares of restricted stock, DSUs, MSUs, options or other equity compensation or post-termination death or medical benefits, except as required by applicable law.

            Subject to your compliance with Sections 10 and 11, in the event of your Involuntary Termination or Termination without Cause, you will be: (i) entitled to continuance of your Base Salary for a period of two years (less applicable deductions and withholdings) payable in accordance with Intersil’s normal payroll practices; (ii) entitled to four payments, each in the amount of $368,000, payable within 30 days after each of the first two March 1 and September 1 dates following your termination of employment, (iii) entitled to full vesting of any unvested portion of your initial award of 433,000 DSUs listed in Section 4, (iv) entitled to accelerated vesting of your unvested stock options and DSUs awarded subsequent to your initial award (other than any unvested options and MSUs subject to performance-based vesting) in an amount equal to the amount that would have vested over the eighteen (18) month period commencing on the date of your termination (but in no event shall any such award be less than 50% vested upon an Involuntary Termination or Termination without Cause);  (v) entitled to accelerated vesting as to a number of unvested MSUs with the number of shares payable to you with respect to a particular MSU grant being determined using Intersil’s Total Shareholder Return (TSR) relative to its peer group of companies (or such other measure of Company performance that may be specified by the Compensation Committee for a particular performance-based equity award) as measured for the period of three months preceding the date on which your Termination without Cause or Involuntary Termination, as the case may be, occurs (prorated  based on the number of days that have passed from the date the MSUs were granted to you until the date of your Involuntary Termination or Termination without Cause (not to exceed 1095 days) divided by the entire performance period (i.e., 1,095 days for a three-year period));  (vi) eligible to convert your and your covered dependents' life insurance coverage to individual policies and Intersil shall reimburse you for the applicable premium(s) paid by you with respect to such policies until the one year anniversary of your termination date; (vii) if you qualify and are eligible to participate, along with your spouse, in the retiree medical plan maintained by Intersil in which employees participate (the “Retiree Medical Plan”), upon your termination (in accordance with its terms, as may be in effect from time to time) Intersil will make the full payment of the premiums for coverage of you and your spouse under the Retiree Medical Plan; provided, however, that if the Retiree Medical Plan is terminated with respect to all other employees of Intersil after your termination of employment hereunder, you shall no longer be provided coverage under the Retiree Medical Plan; and provided, further, however, that Intersil shall cease paying your or your spouse’s premiums under the Retiree Medical Plan when you or your spouse, as applicable, become eligible for Medicare or become covered under another employer’s medical plan (you agree to immediately notify Intersil if you or your spouse become eligible for Medicare or covered by another employer’s medical plan); and (viii) eligible to continue, at Intersil’s expense (through reimbursement or otherwise), your medical benefits providing for coverage or payment in the event of your (or your covered dependents’) illness that were provided to you, whether taxable or non-taxable and whether funded through insurance or otherwise under any benefit plan or program maintained by Intersil for a period of one (1) year following your termination, if you do not qualify to participate in Intersil’s Retiree Medical Plan. You will not be reimbursed for the income, employment or other taxes incurred by you, your spouse or any of your covered

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dependents in connection with any of the benefits described in clauses (vi), (vii) or (viii) above.  Any payments scheduled to be provided pursuant to this Section 8(b) prior to the 45th day following your Involuntary Termination or Termination without Cause shall instead be paid in a lump sum on the 45th day following such termination and all payments scheduled to be made thereafter shall be made as regularly scheduled.

 (c)                     Subject to your compliance with Sections 10 and 11, in the event of your Termination for Death or Disability, you (or your beneficiary, as applicable) will be: (i) entitled to a single lump sum severance payment equal to 12 months of your Base Salary payable on the 45th day following your Termination for Death or Disability; (ii) entitled to a pro-rata portion (based on the number of days you were employed by Intersil during the calendar year of your Termination for Death or Disability divided by 365) of a payment of $736,000 payable on the 45th day following your Termination for Death or Disability; (iii) immediately credited with additional vesting service credit for the twelve-month period commencing on the date of your Termination for Death or Disability with respect to all of your stock options and DSUs (other than MSUs) and (iv) with respect to MSUs, entitled to vesting of a number of unvested MSUs with the number of shares payable to you with respect to a particular MSU grant being determined using Intersil’s Total Shareholder Return (TSR) relative to its peer group of companies (or such other measure of Company performance that may be specified by the Compensation Committee for a particular performance-based equity award) as measured for the period of three months preceding the date on which your Termination for Death or Disability occurs (prorated  based on the number of days that have passed from the date the MSUs were granted to you until the date of your Involuntary Termination or Termination without Cause (not to exceed 1095 days) divided by the entire performance period (i.e., 1,095 days for a three-year period)).   Following your Termination for Death or Disability, the exercise period with respect to your stock options will be equal to the lesser of twelve months or the remaining term of the applicable stock option.  Notwithstanding the foregoing, to the extent required to avoid the imposition of any penalty taxes under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), (a) the payment described in clause (i) of this Section 8(c) shall be made in equal installments over the 12-month period following your termination due to disability, (b) the payment described in clause (ii) of this Section 8(c) shall be made in four equal installments, on (or within 30 days after) the first two March 1 and September 1 following your termination due to disability and (c) any payments scheduled to be provided pursuant to this sentence prior to the 45th day following your termination due to disability shall instead be paid in a lump sum on the 45th day following such termination and all payments scheduled to be made thereafter shall be made as regularly scheduled in accordance with this sentence.

(d)                  Notwithstanding any other provision of this Employment Agreement to the contrary, if you are a "specified employee" within the meaning of Section 409A of the Code and the regulations issued thereunder, and a payment or benefit provided for in this Employment Agreement would be subject to additional tax under Code Section 409A if such payment or benefit is paid within six months after your "separation from service" within the meaning of Code Section 409A and Treasury Regulation Section 1.409A-1(h) (without regard to any permissible alternative definition thereunder) (a  “Separation from Service”), then such payment or benefit required under this Employment Agreement shall not be paid (or commence) during the six-month period immediately following your Separation from Service except as provided in the immediately following sentence. In such an event, any payments or benefits that would

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otherwise have been made or provided during such six-month period and which would have incurred such additional tax under Code Section 409A shall instead be paid to you (with simple interest calculated thereon at LIBOR plus 50 basis points as of the date of such Separation from service) in a lump-sum payment on the earlier of (i) the first business day of the seventh month following your Separation from Service or (ii) the 10th business day following your death.  If your termination of employment hereunder does not constitute a Separation from Service, then any amounts payable hereunder on account of a termination of your employment and which are subject to Code Section 409A shall not be paid until you have experienced a Separation from Service.    For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A‑2(b)(2)(iii)), your right to receive installment payments under this Employee Agreement will be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.

(e)                   If all or any portion of the amounts payable or benefits provided to you under this Employment Agreement or otherwise are “excess parachute payments” and are subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), and if the net after-tax amount (taking into account all applicable taxes payable by you, including without limitation any Excise Tax) that you would receive with respect to such payments or benefits does not exceed the net after-tax amount you would receive if the amount of such payments and benefits were reduced to the maximum amount which could otherwise be payable to you without the imposition of the Excise Tax, then, only to the extent necessary to eliminate the imposition of the Excise Tax, such payments and benefits shall be reduced, in the order and of the type mutually agreed to by you and Intersil, provided however, that, to the extent necessary to comply with Section 409A of the Code, such forfeitures shall first apply against the latest scheduled cash payments, then to current cash payments and then to non-cash benefits.  The calculations required under this Section 8(e) shall be prepared by Intersil and reviewed for accuracy by you and Intersil’s regular certified public accountants.

(f)                  Subject to Section 8(e), no payments due you hereunder shall be subject to mitigation or offset.

Any reimbursement or payment of premiums or other costs by Intersil pursuant to this Section shall be made no later than the end of the calendar year following the calendar year in which the applicable premium or other cost is incurred by you.

9.

            Employee Agreement and Release Prior to Receipt of Benefits. Upon the occurrence of a termination under Section 8(b) or 8(c) of this Employment Agreement, and prior to and as a condition of the receipt of any benefits under this Employment Agreement on account of the occurrence of such termination, you will be required to execute an Employee Release Agreement (the “Release”) in substantially the form attached hereto as Exhibit A, provided that such Release has become binding and effective in accordance with the terms thereof on or before the forty-fifth (45th) day following the date of your termination of employment.  In the event that you do not execute the Release such that it is binding and effective (and all applicable revocation periods have expired) within forty five (45) days following such termination, no benefits shall be payable under Section 8(b) or 8(c) of this Employment Agreement.

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10.

            Confidential Information Agreement.  As a condition of employment, you agree to sign and abide by the Company’s Employee Confidentiality and Invention Assignment Agreement (the “Confidentiality Agreement”).

11.	Non-solicitation.
(a)

            During your employment with Intersil and for two years thereafter, and as a condition of Intersil’s obligation to pay you any amounts or benefits under Section 8 (if applicable), you will not, on behalf of yourself or any third party, solicit or attempt to solicit any employee of Intersil or its subsidiaries to terminate his or her employment with Intersil or its subsidiaries.

(b)

             If the provisions of this Section 11 should ever be adjudicated to exceed any maximum time, geographic, service or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum limitations permitted by applicable law.  You acknowledge that the provisions of this Section 11 are, in view of the nature of the business of Intersil and its subsidiaries, reasonable and necessary to protect the legitimate interests of Intersil and its subsidiaries.

12.

            Arbitration. The parties agree that any dispute regarding the interpretation or enforcement of this Employment Agreement shall be decided by confidential, final and binding arbitration conducted by Judicial Arbitration and Mediation Services (“JAMS”) under the then existing JAMS rules rather than by litigation in court, trial by jury, administrative proceeding or in any other forum.

13.	Miscellaneous.
(a)	Authority to Enter into Agreement. Intersil represents that it has duly authorized the execution and delivery of this Employment Agreement on behalf of Intersil.
(b)	Absence of Conflicts. You represent that upon the Effective Date, your performance of your duties under this Employment Agreement will not breach any other agreement as to which you are a party.
(c)

            Attorneys’ Fees.  If a legal action or other proceeding is brought for enforcement of this Employment Agreement because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Employment Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred, both before and after judgment, in addition to any other relief to which they may be entitled. Any reimbursements made by Intersil to you pursuant to this Section shall be made no later than the end of the calendar year following the calendar year in which the related cost is incurred by you.

(d)

            Taxes. Intersil may withhold from any amounts payable under this Employment Agreement such federal, state or local income taxes to the extent determined necessary by Intersil to be withheld pursuant to any applicable law or regulation.  You

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acknowledge that you are responsible for the payment of any income taxes due with respect to any payments or benefits hereunder or otherwise from Intersil.

(e)

            Successors. This Employment Agreement is binding on and may be enforced by Intersil and its successors and assigns and is binding on and may be enforced by you and your heirs and legal representatives. Any successor to Intersil or to substantially all of its business (whether by purchase, merger, consolidation or otherwise) will in advance assume in writing and be bound by all of Intersil’s obligations under this Employment Agreement.

(f)

            Notices. Notices under this Employment Agreement must be in writing and will be deemed to have been given when personally delivered or two days after being mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices to you will be addressed to you at the home address which you have most recently communicated to Intersil in writing. Notices to Intersil will be addressed to its General Counsel at Intersil’s corporate headquarters.

(g)

            Waiver. No provision of this Employment Agreement will be modified or waived except in writing signed by you and an officer of Intersil duly authorized by the Board. No waiver by either party of any breach of this Employment Agreement by the other party will be considered a waiver of any other breach of this Employment Agreement.

(h)

            Entire Agreement. This Employment Agreement, including such other agreements expressly referred to herein (such as your Severance Benefits Agreement), represent the entire agreement between us concerning the subject matter of your employment by Intersil, and expressly supersede all other promises or understandings, oral or written.

(i)	Governing Law. This Employment Agreement will be governed by the laws of the State of California without reference to conflict of laws provisions.
(j)	Severability. If any portion of this Employment Agreement shall be determined to be unenforceable, the remaining provisions of this Employment Agreement shall remain in force.
(k)

            Certain Incentive Compensation Matters.  You agree to be subject to the terms of the Intersil Corporation Incentive-Based Compensation Clawback Policy adopted by Intersil on November 1, 2011 (as amended from time to time).

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            Necip, we very much look forward to your joining Intersil and performing the duties described in this Employment Agreement. Please indicate your acceptance of the terms of this Employment Agreement by signing in the place indicated below.

                                                                        Sincerely,

INTERSIL CORPORATION

By:                                                                  /s/ James V. Diller

    Name:    James V. Diller

    Title:    Interim President and CEO

Acknowledged and Agreed:

/s/ Necip Sayiner

March 11, 2013

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Exhibit A

Intersil Corporation

Employee Release Agreement

            Except as otherwise set forth in this Employee Release Agreement (the “Agreement”), I, ______________________________, hereby release, acquit and forever discharge Intersil Corporation (the “Company”), its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date I sign this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the federal Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing.  Notwithstanding the foregoing, I am not releasing the following  claims: (a) any rights or claims for defense and indemnification I may have pursuant to my signed indemnification agreement with the Company, the charter, bylaws, operating agreements and insurance policies of the Company, or under applicable law; (b) any obligations of the Company to provide me with continued coverage under the Company’s directors and officers liability insurance policy to the same extent that it has provided such coverage to previously departed officers and directors of the Company; (c) any rights or claims which are not waivable as a matter of law; (d) any vested equity awards; (e) any claims for breach of the Employment Agreement arising after the date that I sign this Agreement; and (f) any claims for breach of this Agreement.

            I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company or any other related party identified above.  Accordingly, I agree and acknowledge that the above general release provision applies not only to claims that are presently known, suspected, or

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disclosed to me, but also to claims that are presently unknown, unsuspected, or undisclosed to me.  I acknowledge that I am assuming the risk that the facts may turn out to be different from what I believe them to be and agree that the general release in this Agreement shall be in all respects effective and not subject to termination or rescission because of such mistaken belief.

          I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA. I also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release do not apply to any rights or claims that may arise after the date I sign this Agreement; (b) I have the right to consult with an attorney prior to executing this Agreement; (c) I have twenty-one (21) days to consider this Agreement (although I may choose to voluntarily execute this Agreement earlier); (d) I have seven (7) days following my execution of this Agreement to revoke the Agreement by providing written notice to the Company; and (e) this Agreement shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Agreement is executed by me, provided that the Company has also executed this Agreement by that date.

NECIP SAYINER                                                            INTERSIL CORPORATION

______________________________                        By: _______________________________

Dated:            ________________________                        Title:            ____________________________

                                                                                    Dated:            ____________________________

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